UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

X4 Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Massachusetts Avenue, 4th Floor Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 529-8300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2019, the Board of Directors (the “Board”) of X4 Pharmaceuticals, Inc. (the “Company”) elected Murray W. Stewart, M.D. to the Board as a Class III director, for a term to continue until the 2020 annual meeting of the Company’s stockholders and thereafter until Dr. Stewart’s successor has been elected and qualified or until his earlier death, resignation or removal.

There are no arrangements or understandings between Dr. Stewart and any other person pursuant to which Dr. Stewart was selected as a director, nor are there any transactions between Dr. Stewart and the Company in which he has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Securities and Exchange Commission.

Dr. Stewart, age 58, has served as Chief Medical Officer of Rhythm Pharmaceuticals, Inc., a biopharmaceutical company focused on developing and commercializing therapies for the treatment of rare genetic disorders of obesity, since October 2018. He previously served as Head of R&D for Novelion Therapeutics Inc., a biopharmaceutical company focused on developing new standards of care for individuals living with rare disease, where he oversaw global medical affairs for Juxtapid® and Myalept®, two marketed products for rare metabolic diseases, from November 2017 to October 2018. Prior to that, Dr. Stewart was Chief Medical Officer at GlaxoSmithKline (GSK), with global responsibility for patient well-being across the vaccine, pharmaceutical, and consumer business units, from April 2014 to November 2017. During his 18-year career at GSK, Dr. Stewart held multiple research and development leadership roles, including Chief Medical Officer for the pharmaceutical business, Clinical Head of the Biopharma Unit, and Therapy Area Head for metabolic and cardiovascular diseases. Prior to his tenure with GSK, he worked as a consultant physician and honorary senior lecturer at the Diabetes Center in Newcastle upon Tyne in the U.K. Dr. Stewart holds an M.D. from Southampton Medical School and is a Fellow of the Royal College of Physicians. Dr. Stewart brings extensive biopharmaceutical leadership experience to the company, including experience in research, clinical development and regulatory strategy.

Pursuant to the Company’s Director Compensation Policy (the “Director Compensation Policy”), on March 29, 2019, Dr. Stewart was granted a non-qualified stock option to purchase 6,854 shares of the Company’s common stock at an exercise price of $17.41 per share, the closing price of the Company’s common stock on the grant date. Dr. Stewart will be eligible to receive compensation for his service on the Board under the Director Compensation Policy, which includes (i) cash fees of $35,000 per year for his service on the Board and (ii) a non-qualified stock option to purchase 3,427 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders, subject to Dr. Stewart having served on the Board for at least six months at the time of the meeting. Dr. Stewart has also entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 11, 2019.

As of the filing of this report, the Board has not determined the committee assignments for Dr. Stewart and the Company will provide the foregoing information by filing an amendment to this report after the information is determined or becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: April 2, 2019	By:	/s/ Paula Ragan, Ph.D.
Paula Ragan, Ph.D.
President and Chief Executive Officer